Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS

THIRD QUARTER DILUTED EPS RISE 26% TO $1.36

Dayton, Ohio, (November 29, 2016) -- REX American Resources Corporation (NYSE: REX) today reported financial results for its fiscal 2016 third quarter (“Q3 ’16”) ended October 31, 2016. REX management will host a conference call and webcast today at 11:00 a.m. ET. to review the results.

Conference Call:	(312) 429-1274
Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx
The webcast will be available for replay for 30 days

REX American Resources’ Q3 ’16 results principally reflect its interests in six ethanol production facilities. The operations of One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) are consolidated, while those of its four remaining plants are reported as equity in income of unconsolidated ethanol affiliates. During the fiscal 2015 second quarter the Company sold its interest in Patriot Holdings, LLC (“Patriot”). As such, subsequent to June 1, 2015, equity in income of unconsolidated ethanol affiliates includes contributions from four ethanol production facilities, compared with five in the comparable year-ago period.

REX’s Q3 ’16 net sales and revenue were $116.3 million, compared with $110.6 million in Q3 ’15, principally reflecting volume increases in both ethanol and dried distillers grains (“DDGS”), which was partially offset by a decrease in the average selling price of DDGS. Primarily due to the year-over-year decrease in grain costs and increased ethanol production, the Company’s Q3 ’16 gross profit increased to $20.2 million, from $14.3 million in the prior year period. Equity in income of unconsolidated ethanol affiliates in Q3 ’16 totaled $1.8 million, compared with $1.3 million in Q3 ’15. The above contributed to income before income taxes and non-controlling interests in Q3 ’16 of $17.2 million, compared with $11.1 million in Q3 ’15.

Net income attributable to REX shareholders in Q3 ’16 was $8.9 million, compared with $7.5 million in Q3 ’15, while Q3 ’16 diluted net income per share attributable to REX common shareholders was $1.36 per share, compared to $1.08 per share in Q3 ’15.

Per share results in Q3 ’16 and Q3 ’15 are based on 6,590,000 and 6,915,000 diluted weighted average shares outstanding, respectively.

-more-

REX American Resources Q3’ 16 Results, 11/29/16	page 2

REX Chief Executive Officer, Zafar Rizvi, commented, “We are pleased with our results for the third quarter, including a 26% increase in earnings per share, on the back of improved industry crush spreads and the positive impact of our capital investment projects to further expand production at our consolidated plants. Given our highly capable employees, the capital improvements at our plants and our operating disciplines, we were able to increase the number of gallons of ethanol produced by approximately 10% versus the prior year period.”

Balance Sheet

At October 31, 2016, REX had cash and cash equivalents of $162.8 million, $61.8 million of which was at the parent company and $101.0 million of which was at its consolidated ethanol production facilities. This compares with cash and cash equivalents of $135.8 million at January 31, 2016, $57.2 million of which was at the parent company and $78.6 million of which was at its consolidated ethanol production facilities.

The Company is currently authorized to repurchase up to an additional 155,334 shares of common stock and has 6,582,029 shares outstanding.

The following table summarizes select data related to the Company’s consolidated operations:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2016	2015	2016	2015
Average selling price per gallon of ethanol	$1.44	$1.44	$1.42	$1.45

Average selling price per ton of dried distillers grains	$122.34	$146.64	$127.27	$152.69

Average selling price per pound of non-food grade corn oil	$0.29	$0.26	$0.27	$0.27

Average selling price per ton of modified distillers grains	$45.17	$56.40	$54.49	$70.99

Average cost per bushel of grain	$3.30	$3.62	$3.51	$3.64

Average cost of natural gas (per mmbtu)	$3.31	$3.21	$3.08	$3.82

-more-

REX American Resources Q3’ 16 Results, 11/29/16	page 3

Supplemental Data Related to REX’s Ethanol Interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of October 31, 2016 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	119.1	75.0%	89.3
NuGen Energy, LLC (Marion, SD)	124.5	99.5%	123.9
Big River Resources West Burlington, LLC (West Burlington, IA)	107.1	9.7%	10.4
Big River Resources Galva, LLC (Galva, IL)	126.1	9.7%	12.2
Big River United Energy, LLC (Dyersville, IA)	126.9	5.4%	6.9
Big River Resources Boyceville, LLC (Boyceville, WI)	57.6	9.7%	5.6
Total	661.3	n/a	248.3

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 661 million gallons of ethanol over the twelve month period ended October 31, 2016. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended October 31, 2016) by the ethanol production facilities in which it has ownership interests was approximately 248 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, dried and modified distillers grains, ethanol, corn oil, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, the effects of terrorism or acts of war and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q3’ 16 Results, 11/29/16	page 4

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2016	2015	2016	2015
Net sales and revenue	$116,283	$110,584	$332,212	$329,261
Cost of sales	96,121	96,311	286,344	287,585
Gross profit	20,162	14,273	45,868	41,676
Selling, general and administrative expenses	(5,082)	(4,720)	(14,315)	(15,629)
Equity in income of unconsolidated ethanol affiliates	1,838	1,314	3,257	7,857
Gain on sale of investment	—	—	192	10,385
Gain on disposal of property and equipment, net	179	1	364	496
Interest and other income	117	199	374	524
Income before income taxes	17,214	11,067	35,740	45,309
Provision for income taxes	(5,740)	(1,634)	(11,771)	(12,726)
Net income	11,474	9,433	23,969	32,583
Net income attributable to non-controlling interests	(2,536)	(1,977)	(4,017)	(4,833)
Net income attributable to REX common shareholders	$8,938	$7,456	$19,952	$27,750

Weighted average shares outstanding – basic and diluted	6,590	6,915	6,591	7,460

Basic and diluted net income per share attributable to REX common shareholders	$1.36	$1.08	$3.03	$3.72

REX American Resources Q3’ 16 Results, 11/29/16	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(in thousands) Unaudited

ASSETS:	October 31, 2016	January 31, 2016
CURRENT ASSETS:
Cash and cash equivalents	$162,753	$135,765
Restricted cash	46	54
Accounts receivable	13,269	13,666
Inventory	19,483	17,178
Refundable income taxes	1,956	5,254
Prepaid expenses and other	6,680	6,407
Deferred taxes-net	1,537	1,036
Total current assets	205,724	179,360
Property and equipment-net	186,219	189,976
Other assets	6,432	6,642
Equity method investments	37,954	38,707
TOTAL ASSETS	$436,329	$414,685
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$10,999	$10,212
Accrued expenses and other current liabilities	10,875	9,423
Total current liabilities	21,874	19,635
LONG TERM LIABILITIES:
Deferred taxes	37,786	38,304
Other long term liabilities	2,227	987
Total long term liabilities	40,013	39,291
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	145,744	144,844
Retained earnings	495,826	475,874
Treasury stock, 23,270 and 23,204 shares, respectively	(313,844)	(309,754)
Total REX shareholders’ equity	328,025	311,263
Non-controlling interests	46,417	44,496
Total equity	374,442	355,759
TOTAL LIABILITIES AND EQUITY	$436,329	$414,685

- statements of cash flows follow -

REX American Resources Q3’ 16 Results, 11/29/16	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands) Unaudited

	Nine Months Ended October 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,969	$32,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, impairment charges and amortization	14,567	14,193
Income from equity method investments	(3,257)	(7,857)
Gain on disposal of real estate and property and equipment	(364)	(496)
Dividends received from equity method investments	4,010	7,643
Gain on sale of investment	(192)	(10,385)
Deferred income tax	(1,019)	(8,078)
Stock based compensation expense	68	23
Changes in assets and liabilities:
Accounts receivable	(1,686)	(2,307)
Inventories	(2,305)	(5,494)
Other assets	2,758	(51)
Accounts payable-trade	1,653	4,913
Other liabilities	3,157	(2,849)
Net cash provided by operating activities	41,359	21,838
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,836)	(9,852)
Restricted cash	8	(20)
Restricted investments and deposits	460	250
Proceeds from sale of investment	2,275	45,476
Proceeds from sale of property and equipment	1,510	1,936
Other	17	17
Net cash (used in) provided by investing activities	(7,566)	37,807
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend payments to and purchases of stock from non-controlling interests	(2,096)	(605)
Treasury stock acquired	(4,709)	(60,111)
Net cash used in financing activities	(6,805)	(60,716)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	26,988	(1,071)
CASH AND CASH EQUIVALENTS-Beginning of period	135,765	137,697
CASH AND CASH EQUIVALENTS-End of period	$162,753	$136,626
Non cash investing activities – Accrued capital expenditures	$1,183	$1,216
Non cash financing activities – Equity awards issued	$1,095	$—

# # #